Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

India Globalization Capital, Inc.

We consent to the incorporation by reference in: (i) the Registration Statement No 333-171609 on Form S-8 of India Globalization Capital Inc. and in (ii) the Registration Statement No. 333-124942 on Form S-3 of India Globalization Capital Inc., as most recently amended by Post-Effective Amendment No. 6, of our report dated July 13, 2011 (except Notes 11 (Goodwill), 20 (Income Taxes), 25 (Impairment), 27 (Certain Aged Receivables), and 28 (Re-Classifications in the Consolidated Balance Sheets and Consolidated Statements of Operations) to which the date is October 31, 2011), with respect to the consolidated financial statements of India Globalization Capital Inc. included in this amended Annual Report (Form 10-K/A) of India Globalization Capital Inc. for the year ended March 31, 2011.

YOGANANDH & RAM
Chennai, India
October 31, 2011